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EXHIBIT 5.1

                      BOULT, CUMMINGS, CONNERS & BERRY, PLC

                                414 Union Street
                                   Suite 1600
                           Nashville, Tennessee 37219

                            Telephone (615) 244-2582


                                  June 20, 1997

ShoLodge, Inc.
217 West Main Street
Gallatin, Tennessee 37066

Gentlemen:

         We have acted as counsel to ShoLodge, Inc. (The "Company") in connection with the adoption of the First Amendment to the Company's 1991 Stock Option Plan (the "Plan") pursuant to which the number of options that may be granted under the Plan was increased from 616,667 to 900,000 (the "Options").

         We have examined such corporate records and other documents and have made such investigation of law as we deemed appropriate. Based on the above, it is our opinion that:

         1. The shares of common stock to be issued upon exercise of the Options are validly authorized: and

         2. assuming on the date of exercise (a) the shares so issuable are validly authorized, (b) the agreements by which the Options are granted (i) will have been duly executed, issued and delivered, (ii) will constitute the legal, valid and binding obligations of the Company enforceable as to the Company in accordance with their terms consistent with the terms of the Plan, (c) no change will have occurred in the applicable law or pertinent facts, (d) the pertinent provisions of applicable "blue-sky" and securities laws will have been complied with and (e) the Options will have been exercised in accordance with their terms consistent with the terms of the Plan, the shares of common stock so issuable will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 which the Company is filing with the Securities and Exchange Commission for the purpose of registering the additional shares under the Securities Act of 1933, as amended.


                                Very truly yours,

                                /s/ Boult, Cummings, Conners & Berry PLC